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                                                                     EXHIBIT 4.5


                                T/R SYSTEMS, INC.
                               1300 Oakbrook Drive
                             Norcross, Georgia 30093



                                September 2, 2003


EquiServe Trust Company, N.A.
150 Royall Street
Canton, Massachusetts  02021
Attention:  Client Administration

                     Re: Amendment No. 1 to Rights Agreement


Ladies and Gentlemen:

        Pursuant to Section 27 of the Rights Agreement, dated as of November 9, 2000 (the "Rights Agreement"), between T/R Systems, Inc. (the "Company"), and EquiServe Trust Company, N.A., as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

                  1. Section 1(k) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "(k) "Expiration Date" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

                  2. Section 1(o) of the Rights Agreement is hereby amended by adding the following new Section 1(oo) immediately thereafter:

                  "(oo) "Merger Agreement" means the Agreement and Plan of Merger, dated as of September 2, 2003, among Electronics for Imaging, Inc., a Delaware corporation ("Parent"), Tribeca Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company.

                  3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

                  "Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, any Parent Subsidiary (as defined in the Merger Agreement), any of

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EquiServe Trust Company, N.A.
September 2, 2003
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                  their Affiliates or Associates or any of their permitted
                  assignees or transferees shall be deemed an Acquiring Person and none of a Share Acquisition Date, Distribution Date or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement or any Ancillary Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement or any Ancillary Agreement."

                  4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

                  5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

                  6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Georgia and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

                  7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                  9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                    Very truly yours,

                                     T/R SYSTEMS, INC.


                                     By:  /s/ Michael E. Kohlsdorf
                                          ------------------------
                                          Name:  Michael E. Kohlsdorf
                                          Title: Chief Executive Officer

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EquiServe Trust Company, N.A.
September 2, 2003
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Accepted and agreed to as of the effective time specified above:

EQUISERVE TRUST COMPANY, N.A.


By: /s/ Carol Mulvey-Eori
    ------------------------
    Name:  Carol Mulvey-Eori
    Title: Managing Director